Exhibit 99.1
Flywire Reports Third Quarter 2026 Financial Results
Third Quarter Revenue Increased 25.1% Year-over-Year

Third Quarter Revenue Less Ancillary Services Increased 26.0% Year-over-Year

Previous Fiscal Year 2026 FX-Neutral Revenue Less Ancillary Services growth guidance raised by 2 pts at midpoint, Adjusted EBITDA margin growth guidance raised by 30 bps at midpoint
Boston, MA – November 3, 2026: Flywire Corporation (Nasdaq: FLYW) (“Flywire” or the “Company”), a global payments enablement and software company, today reported financial results for its Third quarter ended September 30, 2026.
“Q3 showed the sustainability of our growth. Through our seasonal education peak, we delivered strong top-line growth with disciplined execution across all four verticals. The financial profile reflects it: expanding adjusted EBITDA margins, and more profit and free cash flow than at any point in our history. That gives us real choices, and the best returns we see today are in our own business: deepening our competitive moat, gaining share and solving complex, high-friction financial workflows around the world," said Mike Massaro, Flywire’s CEO.
Third Quarter 2026 Financial Highlights:
GAAP Results
●Revenue increased 25.1% to $250.3 million in the Third quarter of 2026, compared to $200.1 million in the Third quarter of 2025.
●Gross Profit increased to $152.7 million, resulting in Gross Margin of 61.0%, for the Third quarter of 2026, compared to Gross Profit of $124.7 million and Gross Margin of 62.3% in the Third quarter of 2025.
●Net income was $74.5 million in the Third quarter of 2026, compared to net income of $29.6 million in the Third quarter of 2025. Third quarter 2026 net income reflects a non-cash income tax benefit of approximately $39.2 million from the release of the valuation allowance against the Company's U.S. deferred tax assets. The main driver in the $22.2 million Q3 income tax benefit is $27 million of Q3 discrete items (the largest being release of the U.S. valuation allowance of $25.2 million) offset by non-U.S. foreign tax expense. The Company does not expect a benefit of this nature or size to recur in future periods, and third quarter 2026 net income is not indicative of future results.

Key Operating Metrics and Non-GAAP Results

●Total Payment Volume increased 27.7% to $17.8 billion in the Third quarter of 2026, compared to $13.9 billion in the Third quarter of 2025.

●Revenue Less Ancillary Services increased 26.0% to $244.5 million in the Third quarter of 2026, compared to $194.1 million in the Third quarter of 2025. FX-Neutral Revenue Less Ancillary Services increased 26.0% year-over-year.
●Adjusted Gross Profit increased to $155.8 million, up 22.2% compared to $127.5 million in the Third quarter of 2025. Adjusted Gross Margin was 63.7% in the Third quarter of 2026 compared to 65.7% in the Third quarter of 2025.
●Adjusted EBITDA increased 39.2% to $79.5 million in the Third quarter of 2026, compared to $57.1 million in the Third quarter of 2025. Adjusted EBITDA margin increased by approximately 310 bps year-over-year to 32.5% in the Third quarter of 2026.
Q3 2026 Key Business Performance highlights:
Commercial Highlights
-Strategic Enterprise Wins & SFS Expansion: Expansion of our Student Financial Software (SFS) in the U.S. and U.K. continues our shift toward larger, more strategic engagements. In the quarter, we signed SFS agreements with three prominent U.S. universities and one U.K. institution. At our third annual client conference for U.S. institutions, we announced that more than 1 million payment plans have been activated since inception by students at US institutions using SFS.
-Strong Deal Velocity & Geographic Diversification: This quarter we signed approximately 180 new clients across 31 countries and all four verticals, with our go-to-market teams deliberately prioritizing larger, higher-ARR enterprise relationships.
-International Momentum in Travel: Flywire’s Hospitality business continued to gain traction across APAC, including a pilot with Langham Hospitality Group and further expansion in Australia. In EMEA, secured approval for a 24-property rollout with Kingfisher following a successful pilot, and won 23 Marriott Sign & Pay deals.
-B2B Enterprise Scaling: Major B2B wins such as Liquidity Services Inc. deploying Flywire to power domestic and cross-border payments for its $1.5 billion global e-commerce marketplace.
-Healthcare Expansion: Completed key upsells, including a major one with Endeavor Health for our Integrated Financing solution.
-Asset acquisition of customer relationships in Canada to transition a portfolio of higher education institutions to Flywire.
Product & Partner Highlights
●Global Payment Network Expansion: Expanded and continued to optimize our global payment network to deliver stronger local payment experiences across markets and verticals. We added new local payment options in China, Japan and Türkiye. In China, we saw strong momentum with UnionPay, ran new promotions through Bank of China, and we deepened our partnership with Antom, a merchant payment and digitisation services provider under Ant International, to enable Alipay payments beyond education into cross-border travel.In India, we launched real-time payment confirmations, so families making high-value tuition payments can see instantly that their money has arrived.
●Strategic Student Accommodations Partnership: Became the Global Preferred Payment Partner for Kinetic Software, a leading technology provider to higher education and student accommodation operators in more than 20 countries. Kinetic manages over 700,000 student bedrooms and is trusted by more than 80% of top U.K. universities. The partnership gives Flywire a scaled channel into global education and student housing payments.
●Invoiced Industry Recognition for Invoice To Cash Solution: Named a Leader in Nucleus Research’s 2026 Accounts Receivable Technology Value Matrix. The report cited how Invoiced combines automated invoice-to-cash software and multi-agent AI (CashMatch AI and Smart Chasing) with Flywire’s proprietary global payment network, which spans more than 140 currencies and over 240 countries and territories.

Guidance
”We delivered another quarter of disciplined execution during our highest-volume peak, exceeding guidance across revenue-less ancillary services, and Adjusted EBITDA while generating robust free cash flow and sustained GAAP profitability. With strong execution across all verticals, we are raising our full-year 2026 outlook across revenue growth and adjusted EBITDA margin expansion. We have been GAAP profitable before, but this quarter marked a step change in scale of our GAAP profitability. This is true even when adjusting for a one-time, non-cash tax benefit tied to the release of our U.S. valuation allowance." - said Flywire's CFO, Cosmin Pitigoi.
In setting our Q4 outlook, we have appropriately factored in prudent visa assumptions across the big 4 education markets and B2B payment trends. Based on information available as of November 3, 2026, Flywire anticipates the following results for the fourth quarter and fiscal year 2026*.

Fiscal Year 2026
FX-Neutral Revenue Less Ancillary Services Growth	25-27% YoY
Adjusted EBITDA Margin Growth	+300 to 360 bps YoY

Fourth Quarter 2026
FX-Neutral Revenue Less Ancillary Services Growth	14-20% YoY
Adjusted EBITDA Margin Growth	330-530 bps YoY
*Flywire has not provided a quantitative reconciliation of forecasted FX-Neutral Revenue Less Ancillary Services Growth to forecasted GAAP Revenue Growth or forecasted Adjusted EBITDA Margin Growth to forecasted GAAP Net Income Margin Growth or to forecasted GAAP net income (loss) before income taxes growth within this earnings release because Flywire is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, income taxes, which are directly impacted by unpredictable fluctuations in the market price of Flywire's stock and foreign currency exchange rates.
These statements are forward-looking, and actual results may differ materially. Refer to the “Safe Harbor Statement” below for information on the factors that could cause Flywire’s actual results to differ materially from these forward-looking statements.
Board of Directors Update
Flywire also announced today that Alex Finkelstein has resigned from the Company’s Board of Directors, effective October 29, 2026. Mr. Finkelstein has served on Flywire’s Board since 2011, having led Spark Capital’s initial investment in the Company and provided steadfast strategic guidance and leadership from Flywire's earliest days through its global expansion and IPO. The Company, the Board of Directors, and the executive leadership team extend their deepest gratitude to Alex for his 15 years of exceptional dedication, vision, and service to Flywire.
As previously announced, Flywire has appointed Sabrina Farmer to its Board of Directors. Ms. Farmer has spent the last 25 years in technology leadership roles at some of the world's most innovative companies, including as VP of Engineering for Core Infrastructure at Google and CTO of GitLab. She now leads the Commerce Platform at Microsoft. Her deep knowledge of infrastructure resilience, operational excellence, and technical leadership will be invaluable to Flywire.

Conference Call

The Company will host a conference call to discuss Third quarter financial results today at 5:00 pm ET. Hosting the call will be Mike Massaro, CEO, Rob Orgel, President and COO, and Cosmin Pitigoi, CFO. The conference call can be accessed live via webcast from the Company's investor relations website at https://ir.flywire.com/. A replay will be available on the investor relations website following the call.
Note Regarding Share Repurchase Program
Repurchases under the Company’s share repurchase program (the Repurchase Program) may be made from time to time through open market purchases, in privately negotiated transactions or by other means, including through accelerated share repurchase transactions or the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions, including Rule 10b-18. The timing, value and number of shares repurchased will be determined by the Company in its discretion and will be based on various factors, including an evaluation of current and future capital needs, current and forecasted cash flows, the Company’s capital structure, cost of capital and prevailing stock prices, general market and economic conditions, applicable legal requirements, and compliance with covenants in the Company’s credit facility that may limit share repurchases based on defined leverage ratios. The Repurchase Program does not obligate the Company to purchase a specific number of, or any, shares. The Repurchase Program does not expire and may be modified, suspended, or terminated at any time without notice at the Company’s discretion.
Key Operating Metrics and Non-GAAP Financial Measures
Flywire uses non-GAAP financial measures to supplement financial information presented on a GAAP basis. The Company believes that excluding certain items from its GAAP results allows management to better understand its consolidated financial performance from period to period and better project its future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, Flywire believes these non-GAAP financial measures provide its stakeholders with useful information to help them evaluate the Company’s operating results by facilitating an enhanced understanding of the Company’s operating performance and enabling them to make more meaningful period-to-period comparisons. There are limitations to the use of the non-GAAP financial measures presented here. Flywire’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in Flywire’s industry, may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes.
Flywire uses supplemental measures of its performance, which are derived from its consolidated financial information, but which are not presented in its consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures include the following:
●Revenue Less Ancillary Services. Revenue Less Ancillary Services represents the Company’s consolidated revenue in accordance with GAAP less (i) pass-through cost for printing and mailing services and (ii) marketing fees. The Company excludes these amounts to arrive at this supplemental non-GAAP financial measure as it views these services as ancillary to the primary services it provides to its clients.
●Adjusted Gross Profit and Adjusted Gross Margin. Adjusted gross profit represents Revenue Less Ancillary Services less cost of revenue adjusted to (i) exclude pass-through cost for printing services, (ii) offset marketing fees against costs incurred and (iii) exclude depreciation and amortization, including accelerated amortization on the impairment of customer set-up costs tied to technology integration, if applicable. Adjusted Gross Margin represents Adjusted Gross Profit divided by Revenue Less Ancillary Services. Management believes this presentation supplements the GAAP presentation of Gross Profit and Gross Margin with a useful measure of the gross profit and gross margin of the Company’s payment processing-related services, which are the primary services it provides to its clients.
●Adjusted EBITDA. EBITDA represents our consolidated net income (loss) in accordance with GAAP adjusted to exclude (i) interest expense, (ii) interest income, (iii) provision for (benefit from) income taxes and (iv) depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted by excluding (a) stock-based compensation expense and related payroll taxes, (b) the impact from the change in fair value measurement for contingent consideration associated with acquisitions,(c) gain (loss) from the remeasurement of foreign currency, (d) indirect taxes related to intercompany activity, (e) acquisition related transaction costs, (f) employee retention costs, such as incentive compensation, associated with acquisition activities, (g) restructuring costs, and (h) gain (loss) from investments. Management believes that the exclusion of these amounts to calculate Adjusted EBITDA provides useful measures for period-to-period comparisons of the Company’s business.
●Adjusted EBITDA Margin. Adjusted EBITDA Margin represents Adjusted EBITDA divided by Revenue Less Ancillary Services. Management believes this presentation supplements the GAAP presentation of net income margin with a useful measure of the profitability of our core operations, excluding the pass-through ancillary services revenue and the items excluded from Adjusted EBITDA described above.
●FX Neutral Revenue Less Ancillary Services. FX Neutral Revenue Less Ancillary Services represents Revenue Less Ancillary Services adjusted to show presentation on a FX Neutral basis. The FX Neutral information presented is calculated by translating current-period results using prior-period weighted average foreign currency exchange rates. Flywire analyzes Revenue Less Ancillary Services on an FX Neutral basis to provide a comparable framework for assessing how the business performed, excluding the effect of foreign currency fluctuations.
●Non-GAAP Operating Expenses. Non-GAAP Operating Expenses represents GAAP Operating Expenses adjusted by excluding (i) stock-based compensation expense and related payroll taxes, (ii) depreciation and amortization, (iii) acquisition related transaction costs, if applicable, (iv) employee retention costs, such as incentive compensation, associated with acquisition activities, (v) the impact from the change in fair value measurement for contingent consideration associated with acquisitions and (vi) restructuring costs.

These non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for the Company’s revenue, gross profit, gross margin or net income (loss), or operating expenses prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure are presented below. Flywire encourages you to review these reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future fiscal periods, Flywire may exclude such items and may incur income and expenses similar to these excluded items.
Flywire has not provided a quantitative reconciliation of forecasted FX-Neutral Revenue Less Ancillary Services Growth to forecasted GAAP Revenue Growth or forecasted Adjusted EBITDA Margin Growth to forecasted GAAP Net Income Margin Growth or to forecasted GAAP net income (loss) before income taxes growth within this earnings release because it is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, income taxes, which are directly impacted by unpredictable fluctuations in the market price of Flywire's stock and foreign currency exchange rates. For figures in this press release reported on an "FX-Neutral basis,” Flywire calculates the year-over-year impact of foreign currency movements using prior period weighted average foreign currency exchange rates.
About Flywire
Flywire is a global payments enablement and software company. We combine our proprietary global payments network, next-gen payments platform and vertical-specific software to deliver the most important and complex payments for our clients and their customers.
Flywire leverages its vertical-specific software and payments technology to deeply embed within the existing A/R workflows for its clients across the education, healthcare, and travel vertical markets, as well as in key B2B industries. Flywire also integrates with leading ERP systems, such as NetSuite, so organizations can optimize the payment experience for their customers while eliminating operational challenges.
Flywire supports approximately 5,400** clients with diverse payment methods in more than 140 currencies across more than 240 countries and territories around the world. Flywire is headquartered in Boston, MA, USA, with global offices. For more information, visit www.flywire.com. Follow Flywire on X (formerly known as Twitter), LinkedIn and Facebook.
**Excludes clients from Flywire’s Sertifi and Invoiced acquisitions
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995, including, but not limited to, statements regarding Flywire’s future operating results and financial position, Flywire’s business strategy and plans, market growth, and Flywire’s objectives for future operations. Flywire intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Flywire's forward-looking statements include, among others, Flywire’s future financial performance, including its expectations regarding FX Neutral Revenue Less Ancillary Services growth, Adjusted EBITDA margin growth and foreign exchange rates. Risks that may cause actual results to differ materially from these forward looking statements include, but are not limited to: Flywire’s ability to execute its business plan and effectively manage its growth; Flywire’s cross-border expansion plans and ability to expand internationally; anticipated trends, growth rates, and challenges in Flywire’s business and in the markets in which Flywire operates; the sufficiency of Flywire’s cash and cash equivalents to meet its liquidity needs; political, economic, foreign currency exchange rate, inflation, legal, social and health risks, that may affect Flywire’s business or the global economy; Flywire’s beliefs and objectives for future operations; Flywire’s ability to develop and protect its brand; Flywire’s ability to maintain and grow the payment volume that it processes; Flywire’s ability to further attract, retain, and expand its client base; Flywire’s ability to develop new solutions and services and bring them to market in a timely manner; Flywire’s expectations concerning relationships with third parties, including financial institutions and strategic partners; the effects of increased competition in Flywire’s markets and its ability to compete effectively; estimates of market opportunity and our ability to capture a meaningful share of this payment volume may prove to be inaccurate; recent and future acquisitions or investments in complementary companies, products, services, or technologies; uncertainties associated with the timing and scope of future repurchases by Flywire of its common stock under its repurchase program, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; Flywire’s ability to enter new client verticals, including its relatively new hospitality and business-to-business sector; Flywire’s expectations regarding anticipated technology needs and developments and its ability to address those needs and developments with its solutions; Flywire’s use of artificial intelligence may result in operational challenges, legal liability, reputational harm, competitive risks and enhanced regulatory and fraud concerns; Flywire’s expectations regarding its ability to meet existing performance obligations and maintain the operability of its solutions; Flywire’s expectations regarding the effects of existing and developing laws and regulations, including with respect to payments and financial services, taxation, privacy and data protection; Flywire’s ability to adapt its business to changes in government policy regarding tariffs and immigration; economic and industry trends, including the risk of a global recession, projected growth, or trend analysis; the effects of global events and geopolitical conflicts, including without limitation the ongoing hostilities in Ukraine and involving Israel, Hamas, the U.S. and Iran; Flywire’s ability to adapt to recommended or implemented U.S. policy changes, in particular those that impact higher education, the desire for foreign students to study in the U.S., immigration and visa policy, and changes to regulatory agencies and depth of enforcement of regulations; Flywire’s ability to adapt to changes in U.S. federal income or other tax laws or the interpretation of tax laws, including the Inflation Reduction Act of 2022 and The One Big Beautiful Bill Act of 2025; Flywire’s ability to attract and retain qualified employees; Flywire’s ability to maintain, protect, and enhance its intellectual property; Flywire’s ability to maintain the security and availability of its solutions; the increased expenses associated with being a public company; the future market price of Flywire’s common stock; and other factors that are described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Flywire's Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at https://www.sec.gov/. Additional factors may be described in those sections of Flywire’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, expected to be filed in the fourth quarter of 2026. The information in this release is provided only as of the date of this release, and Flywire undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.
Contacts
Investor Relations:
Masha Kahn
ir@Flywire.com

Media:
Sarah King
Media@Flywire.com

Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited) (Amounts in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$250,300	$200,138	$606,156	$465,481
Costs and operating expenses:
Payment processing services costs	93,989	72,318	246,188	176,768
Technology and development	16,652	17,650	54,472	51,667
Selling and marketing	42,570	41,911	121,975	116,857
General and administrative	44,330	36,006	122,750	99,239
Restructuring	—	—	—	8,690
Total costs and operating expenses	197,541	167,885	545,385	453,221
Income from operations	$52,759	$32,253	$60,771	$12,260
Other (expense) income:
Interest expense	(463)	(1,197)	(1,079)	(2,986)
Interest income	506	769	2,077	4,792
(Loss) gain from remeasurement of foreign currency	(451)	(626)	(47)	6,897
Gain on available-for-sale debt securities	3	—	3	166
Total other (expense) income, net	(405)	(1,054)	954	8,869
Income before income taxes	52,354	31,199	61,725	21,129
(Benefit from) provision for income taxes	(22,189)	1,568	(17,189)	7,665
Net income	$74,543	$29,631	$78,914	$13,464
Foreign currency translation adjustment	1,176	(1,917)	3,152	7,415
Unrealized (losses) gains on available-for-sale debt securities, net of taxes	(7)	20	(54)	(145)
Total other comprehensive income (loss)	$1,169	$(1,897)	$3,098	$7,270
Comprehensive income	$75,712	$27,734	$82,012	$20,734
Net income attributable to common stockholders – basic and diluted	$74,543	$29,631	$78,914	$13,464
Net income per share attributable to common stockholders – basic	$0.61	$0.24	$0.65	$0.11
Net income per share attributable to common stockholders – diluted	$0.57	$0.23	$0.61	$0.11
Weighted average common shares outstanding – basic	121,956,220	122,434,615	122,177,966	122,504,476
Weighted average common shares outstanding – diluted	129,703,126	127,675,613	129,002,208	127,495,177

Condensed Consolidated Balance Sheets
(Unaudited) (Amounts in thousands, except par value per share and share amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$407,173	$330,303
Short-term investments	3,043	24,692
Accounts receivable, net	48,294	34,776
Unbilled receivables, net	19,305	20,522
Funds receivable from payment partners	158,772	155,455
Prepaid expenses and other current assets	47,436	36,540
Total current assets	684,023	602,288
Property and equipment, net	29,089	22,125
Intangible assets, net	177,229	189,050
Goodwill	407,646	406,507
Other assets	72,326	33,343
Total assets	$1,370,313	$1,253,313
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,420	$15,298
Funds payable to clients	334,974	310,799
Accrued expenses and other current liabilities	67,788	55,715
Deferred revenue	23,100	19,951
Total current liabilities	447,282	401,763
Deferred tax liabilities	11,015	12,900
Other liabilities	2,618	3,479
Total liabilities	460,915	418,142
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Voting common stock, $0.0001 par value; 2,000,000,000 shares authorized, 134,837,558 shares issued and 122,494,955 shares outstanding as of September 30, 2026; 130,335,519 shares issued and 120,086,090 shares outstanding as of December 31, 2025	13	13
Non-voting common stock, $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding as of September 30, 2026, and 1,873,320 shares issued and outstanding as of December 31, 2025, respectively	—	—
Treasury voting common stock, at cost; 12,342,603 and 10,249,429 shares as of September 30, 2026 and December 31, 2025, respectively	(147,828)	(118,636)
Additional paid-in capital	1,130,086	1,108,679
Accumulated other comprehensive income	5,586	2,488
Accumulated deficit	(78,459)	(157,373)
Total stockholders’ equity	909,398	835,171
Total liabilities and stockholders’ equity	$1,370,313	$1,253,313

Condensed Consolidated Statement of Cash Flows
(Unaudited) (Amounts in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$78,914	$13,464
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized gain from remeasurement of foreign currency	(4,802)	(10,458)
Depreciation and amortization	22,657	19,037
Stock-based compensation expense	52,097	53,473
Amortization of deferred contract costs	1,724	1,167
Change in fair value of contingent consideration	1,794	(1,223)
Deferred tax benefit	(29,187)	(452)
Change in provision for uncollectible accounts	2,011	1,629
Amortization of debt issuance costs	296	173
Net accretion of discounts and amortization of premiums on investments	(19)	(612)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(15,684)	(11,585)
Unbilled receivables	1,247	2,105
Funds receivable from payment partners	(1,542)	(42,686)
Prepaid expenses, other current assets and other assets	(22,902)	(21,304)
Funds payable to clients	27,167	83,343
Accounts payable, accrued expenses and other current liabilities	14,441	7,537
Contingent consideration	—	(74)
Other liabilities	(948)	2,542
Deferred revenue	3,153	(787)
Net cash provided by operating activities	130,417	95,289
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	(324,921)
Assets acquisition	(3,229)	—
Purchase of short-term and long-term investments	—	(14,199)
Proceeds from the maturity and sale of short-term and long-term investments	21,401	154,725
Capitalization of internally developed software	(10,068)	(5,813)
Purchases of property and equipment	(621)	(960)
Net cash provided by (used in) investing activities	7,483	(191,168)
Cash flows from financing activities:
Proceeds from issuance of revolving credit facility	—	125,000
Payment of revolving credit facility	—	(110,000)
Payment of debt issuance costs	—	(758)
Contingent consideration paid for acquisitions	—	(4,139)
Payments of tax withholdings for net settled equity awards	(7,485)	(3,257)
Common stock repurchased including related costs	(30,523)	(64,319)
Non-voting common stock repurchased and retired	(29,036)	—
Proceeds from the issuance of stock under Employee Stock Purchase Plan	1,592	2,527
Proceeds from exercise of stock options	2,908	2,064
Deferred acquisition payment	(1,000)	(1,000)
Net cash used in financing activities	(63,544)	(53,882)
Effect of exchange rates changes on cash and cash equivalents	2,514	9,433
Net change in cash and cash equivalents	76,870	(140,328)
Cash and cash equivalents, beginning of period	330,303	495,242
Cash and cash equivalents, end of period	$407,173	$354,914

Reconciliation of Non-GAAP Financial Measures
(Unaudited) (Amounts in millions, except percentages)
All dollar amounts in the tables below are rounded and as a result, certain amounts may not recalculate using the rounded amounts provided.

Revenue Less Ancillary Services, Adjusted Gross Profit and Adjusted Gross Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2026	2025	2026	2025
Revenue	$250.3	$200.1	$606.2	$465.5
Adjusted to exclude gross up for:
Pass-through cost for printing and mailing	(3.9)	(4.6)	(11.8)	(13.3)
Marketing fees	(1.9)	(1.4)	(2.0)	(1.9)
Revenue Less Ancillary Services	$244.5	$194.1	$592.3	$450.3
Payment processing services costs	94.0	72.3	246.2	176.8
Hosting and amortization costs within technology and development expenses	3.6	3.1	10.9	8.3
Cost of Revenue	$97.6	$75.4	$257.1	$185.1
Adjusted to:
Exclude printing and mailing costs	(3.9)	(4.6)	(11.8)	(13.3)
Offset marketing fees against related costs	(1.9)	(1.4)	(2.0)	(1.9)
Exclude depreciation and amortization	(3.1)	(2.8)	(10.0)	(7.5)
Adjusted Cost of Revenue	$88.7	$66.6	$233.2	$162.4
Gross Profit	$152.7	$124.7	$349.1	$280.4
Gross Margin	61.0%	62.3%	57.6%	60.2%
Adjusted Gross Profit	$155.8	$127.5	$359.1	$287.9
Adjusted Gross Margin	63.7%	65.7%	60.6%	63.9%

Revenue Less Ancillary Services Disaggregated by Revenue Type

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
(dollars in millions)	Transaction	Platform and other revenues	Revenue	Transaction	Platform and other revenues	Revenue
Revenue	$215.1	$35.2	$250.3	$167.2	$33.0	$200.1
Adjusted to exclude gross up for:
Pass-through cost for printing and mailing	—	(3.9)	(3.9)	—	(4.6)	(4.6)
Marketing fees	(1.9)	—	(1.9)	(1.4)	—	(1.4)
Revenue Less Ancillary Services	$213.2	$31.3	$244.5	$165.7	$28.4	$194.1
Percentage of Revenue	85.9%	14.1%	100.0%	83.5%	16.5%	100.0%
Percentage of Revenue Less Ancillary Services	87.2%	12.8%	100.0%	85.4%	14.6%	100.0%

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
(dollars in millions)	Transaction	Platform and other revenues	Revenue	Transaction	Platform and other revenues	Revenue
Revenue	$506.2	$99.9	$606.2	$376.2	$89.2	$465.5
Adjusted to exclude gross up for:
Pass-through cost for printing and mailing	—	(11.8)	(11.8)	—	(13.3)	(13.3)
Marketing fees	(2.0)	—	(2.0)	(1.9)	—	(1.9)
Revenue Less Ancillary Services	$504.2	$88.1	$592.3	$374.3	$76.0	$450.3
Percentage of Revenue	83.5%	16.5%	100.0%	80.8%	19.2%	100.0%
Percentage of Revenue Less Ancillary Services	85.1%	14.9%	100.0%	83.1%	16.9%	100.0%

FX Neutral Revenue Less Ancillary Services

	Three Months Ended September 30,		Growth	Nine Months Ended September 30,		Growth
(dollars in millions)	2026	2025	Rate	2026	2025	Rate
Revenue	$250.3	$200.1	25.1%	$606.2	$465.5	30.2%
Ancillary services	(5.8)	(6.0)		(13.8)	(15.2)
Revenue Less Ancillary Services	244.5	194.1	26.0%	592.3	450.3	31.5%
Effects of foreign currency rate fluctuations	0.1	—		(9.3)	—
FX Neutral Revenue Less Ancillary Services	$244.6	$194.1	26.0%	$583.0	$450.3	29.5%

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2026	2025	2026	2025
GAAP Technology and development	$16.7	$17.7	$54.5	$51.7
(-) Stock-based compensation expense and related taxes	(2.3)	(3.5)	(8.1)	(9.8)
(-) Depreciation and amortization	(1.7)	(1.7)	(5.1)	(4.9)
Non-GAAP Technology and development	$12.7	$12.5	$41.3	$36.9

GAAP Selling and marketing	$42.6	$41.9	$122.0	$116.9
(-) Stock-based compensation expense and related taxes	(6.0)	(5.2)	(17.0)	(14.5)
(-) Depreciation and amortization	(4.7)	(4.4)	(14.7)	(11.9)
Non-GAAP Selling and marketing	$31.9	$32.3	$90.3	$90.5

GAAP General and administrative	$44.3	$36.0	$122.7	$99.2
(-) Stock-based compensation expense and related taxes	(9.3)	(9.1)	(27.9)	(26.7)
(-) Depreciation and amortization	(1.0)	(0.7)	(3.0)	(2.1)
(-) Change in fair value of contingent consideration	(0.1)	0.7	(1.8)	1.2
(-) Acquisition related transaction costs	—	—	—	(2.6)
Non-GAAP General and administrative	$34.0	$27.0	$90.0	$69.1

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2026	2025	2026	2025
Net income	$74.5	$29.6	$78.9	$13.5
Interest expense	0.5	1.2	1.1	3.0
Interest income	(0.5)	(0.8)	(2.1)	(4.8)
(Benefit from) provision for income taxes	(22.2)	1.6	(17.2)	7.7
Depreciation and amortization expense	8.0	7.2	24.5	20.2
EBITDA	60.3	38.8	85.2	39.5
Stock-based compensation expense and related taxes	17.5	17.8	53.0	51.0
Change in fair value of contingent consideration	0.1	(0.7)	1.8	(1.2)
Loss (gain) from remeasurement of foreign currency	0.5	0.6	—	(6.9)
Gain on available-for-sale debt securities	—	—	—	(0.2)
Indirect taxes related to intercompany activity	1.2	0.6	2.7	1.6
Acquisition-related transaction costs	—	—	—	2.6
Restructuring	—	—	—	8.7
Adjusted EBITDA	$79.5	$57.1	$142.8	$95.1
Adjusted EBITDA margin	32.5%	29.4%	24.1%	21.1%